Exhibit 4.4
SECOND AMENDMENT TO THE RIGHTS AGREEMENT
     This Second Amendment dated as of October 22, 2007 (this “Amendment”), amends the Rights Agreement, dated as of October 2, 2001 and as amended by the First Amendment dated as of August 19, 2002 (the “Rights Agreement”), by and between BearingPoint, Inc. (formerly KPMG Consulting, Inc.), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.) as rights agent (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.
     Whereas, the Board of Directors of the Company has deemed it is advisable and in the best interests of the Company and its shareholders that the Company amend the Rights Agreement;
      Whereas, Section 27 of the Rights Agreement provides that prior to the time any Person becomes an Acquiring Person, the Company may from time to time supplement or amend the Rights Agreement in order to cure any ambiguity, to correct or supplement any provisions of the Rights Agreement or to make any change to or to adopt any other provisions with respect to the Rights Agreement which the Company deems necessary or desirable without the approval of any holders of Rights Certificates;
     Whereas, no person is an Acquiring Person;
     Whereas, as of the time immediately prior to this Amendment, no Distribution Date has occurred; and
     Whereas, the Board of Directors of the Company has unanimously determined that an amendment to the Rights Agreement as set forth herein is desirable.
     Now, Therefore, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Amendments to The Rights Agreement. The Rights Agreement is hereby amended as follows:
     (a) The definition “Acquiring Person” is hereby amended to read in its entirety as follows:
     “ “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding (or if such Person is an Passive Investor (as such term is hereinafter defined), 20% or more of the Common Shares of the Company then outstanding), but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing, (1) no Person shall become an “Acquiring Person” as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding (or if such Person is an Passive Investor, 20% or more of the Common Shares of the Company then outstanding); provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding (or if such Person is an Passive Investor, 20% or more of the Common Shares of the Company then outstanding) by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such person shall be deemed to be an “Acquiring Person”; and (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provision, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing, then such Person shall not be deemed to have become an “Acquiring Person” for any purposes of the Rights Agreement. Notwithstanding any of the foregoing, in the event that an Passive Investor no longer satisfies the requirements set forth in the definition of “Passive Investors” set forth below, then such Person shall promptly as practicable, after the Board of Directors determines in good faith that such Person no longer meets the requirements set forth in the definition of “Passive Investor”, divest itself of a sufficient number of Common Shares of the Company so that such Person no longer beneficially owns 15% or more of the Common Shares of the Company then outstanding. If such Person does not divest itself of Common Shares of the Company in accordance with the requirements set forth in the prior sentence, then such person shall be deemed to be an “Acquiring Person” for purposes of the Rights Agreement”.
     (b) The definition “Passive Investor” is hereby added to read in its entirety as follows:
     “ “Passive Investor” shall mean a Person who (I) is the Beneficial Owner of Common Shares of the Company and either (a) has a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(b) or (c) under the Exchange Act with respect to such holdings (and does not subsequently convert such filing to a Schedule 13D), or (b) has a Schedule 13D on file with the Securities and Exchange Commission and either has stated in its filing that it has no plan or proposal that relates to or would result in any of the actions or events set forth in Item 4 of Schedule 13D or otherwise has no intent to seek control of the Company or has certified to the Company that it has no such plan, proposal or intent (other than by voting the shares of the Common Shares of the Company over which such Person has voting power, provided such voting is not with the intent of seeking control of the Company), (II) acquires Beneficial Ownership of Common Shares of the Company pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act, and (III) in the case of clause (I)(b) only, does not amend either its Schedule 13D on file or its certification to the Company in a manner inconsistent with its representation that it has no plan or proposal that relates to or would result in any of the actions or events set forth in Item 4 of Schedule 13D or otherwise has no intent to seek control of the Company (other than by voting the Common Shares of the Company over which such Person has voting power)”.
     (c) The definition “Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
     “(a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by the action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than any of the Persons referred to in the preceding parenthetical) to commence a tender or exchange offer, the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares (or if such Person is an Passive Investor, 20% or more of the then outstanding Common Shares) (such date being herein referred to as the “Distribution Date”)”.
     (d) Section 21 of the Rights Agreement is hereby amended to insert the following language immediately after the first sentence:
     “In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”
     (e) Section 25 of the Rights Agreement is hereby amended by deleting the Rights Agent notice address in its entirety and replacing it with the following:
“Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: Client Services”

     (f) The Rights Agreement is hereby amended by inserting a new Section 35 as follows:
     “Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     Section 2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
     Section 4. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.
     Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 7. Effectiveness of This Amendment. This Amendment is executed pursuant to the first sentence of Section 27 of the Rights Agreement. The Company, by its execution of this Amendment, hereby directs the Rights Agent, pursuant to such sentence of Section 27, to execute this Amendment. This Amendment shall take effect immediately upon the execution hereof by the Company and the Rights Agent and the delivery of the writing signed by the Company and the Rights Agent required pursuant to Section 27 of the Rights Agreement.
     Section 8. No Other Provisions Affected. Except to the extent expressly amended by this Amendment, all of the provisions of the Rights Agreement shall remain in full force and effect.
     Section 9. References to the Rights Agreement. All references in the Rights Agreement, and the exhibits thereto, to the Rights Agreement or any specific provision thereof (including references that use the terms “hereto” and “hereof”), as well as in the legends affixed to certificates issued for Common Shares of the Company pursuant to Section 3(c) of the Rights Agreement shall without any specific references expressly and individually to any of the foregoing amendment, automatically be deemed references to the Rights Agreement or the applicable specific provisions thereof (as the case may be) as amended by this Amendment, with the same force and effect as if expressly and individually amended in that respect by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BEARINGPOINT, INC.
By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Darlene DioDato
	Name:	Darlene DioDato
	Title:	Manager, Investor Services